Exhibit 99.1

NEWS RELEASE 15-002	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE
AMENDS AND EXTENDS EXISTING $300 MILLION REVOLVING CREDIT FACILITY

February 11, 2015 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) (“the Company”) announced today that on February 6, 2015, the Company amended and restated its existing $300 million revolving credit facility to extend the maturity date and modify certain covenants to provide greater financial flexibility to the Company. All eight of the Company’s existing lenders renewed their prior commitments under the facility, with the majority expressing an interest in increasing their allocation had the Company wanted to increase the size of the borrowing base above $300 million. The amended facility will provide continued access to existing liquidity for working capital and general corporate purposes, including acquisitions, newbuild and conversion programs and other capital expenditures. The maturity of the new facility has been extended from November 2016 to February 2020, provided that, if the 2019 convertible senior notes remain outstanding on March 1, 2019, the Company is required to maintain a specified minimum liquidity level until after the redemption or refinancing of the convertible senior notes. A new total debt-to-capitalization ratio, as defined, has replaced the prior debt-to-EBITDA leverage ratios as a financial covenant and for pricing determination. The maximum total debt-to-capitalization ratio, as defined, is 55% for the first nine fiscal quarters beginning with the quarter ended December 31, 2014 and stepping down to 50% for each fiscal quarter thereafter. The minimum interest coverage ratio will remain unchanged at 3.00-to-1.00. The restricted payment basket under the facility was increased by $87.5 million. The minimum collateral coverage ratio under the new facility has been reduced from 200% of the borrowing base to 150% of the borrowing base. Accordingly, the number of vessels pledged as collateral has been reduced from 23 OSVs valued in excess of $600 million to 10 OSVs valued in excess of $450 million, commensurate with the lower required collateral ratio. All of the Company’s remaining assets are

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

unencumbered by liens. Other than these key changes, all other significant definitions and substantive terms in the Company’s credit agreement governing its revolving credit facility, including an accordion feature allowing for an expansion of the borrowing base up to $500 million, are unchanged from the amended and restated November 2011 agreement and will remain in effect through the life of the extended facility. However, the foregoing is only a summary, is not necessarily complete, and is qualified by the full text of the Second Amended and Restated Credit Agreement and Second Amended and Restated Guaranty and Collateral Agreement, which are filed as exhibits to the Company’s Current Report on Form 8-K related to this matter dated February 6, 2015, expected to be filed tomorrow. As of December 31, 2014 and February 11, 2015, there were no amounts drawn under the Company’s revolving credit facility and $0.8 million was posted in letters of credit, which resulted in $299.2 million of credit immediately available under such facility.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.
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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006